Exhibit 99.1

NYSE Amex Exchange: URZ
Toronto Stock Exchange: URZ
Frankfurt Stock Exchange: U9E
Tel: (604) 689-1659
Fax: (604) 689-1722
www.uranerz.com

Uranerz Signs Processing Agreement with Cameco

Casper, Wyoming, November 30, 2011 -- Uranerz Energy Corporation (“Uranerz” or the “Company”) (NYSE Amex and TSX: URZ; Frankfurt: U9E) is pleased to announce that it has signed a processing agreement with Cameco Resources (“Cameco”), a wholly-owned Wyoming subsidiary of Cameco Corporation, the world’s largest publicly-traded uranium company.

Under the agreement, Uranerz will deliver uranium-loaded resin produced from the Company’s Nichols Ranch in-situ recovery (“ISR”) mining operations to Cameco’s Smith Ranch Highland uranium mine for final processing into dried uranium concentrate packaged for shipping to a converter. The processing of Uranerz’ loaded resin at Cameco’s facility will not change the Company’s production plans. “Uranerz will retain the regulatory and physical flexibility to install a full processing plant at the Nichols Ranch ISR mine at a later date if it chooses to do so” explains Uranerz Executive Vice President and Chief Operating Officer, George Hartman.

In August 2011, Uranerz commenced construction of its Nichols Ranch ISR Uranium Project located in the central Powder River Basin of Wyoming, U.S.A. Construction is well underway and is currently on schedule. As a result of this agreement, Uranerz will only install the ion-exchange circuit and the well-field makeup circuit at this time at the Nichols Ranch central processing plant, thus reducing capital costs. The Nichols Ranch ISR Uranium Project is licensed for a production level of up to two million pounds of uranium (as U3O8) per year with initial production targeted for 600,000 to 800,000 pounds per year after ramp-up.

Uranerz is well financed for its current capital needs, with over $37 million in its treasury.

Cameco’s Smith Ranch Highland mine is located in the Powder River Basin approximately 45 air miles south of Uranerz’ Nichols Ranch ISR uranium mining project.

About Uranerz
Uranerz is a U.S. mining company focused on near-term commercial in-situ recovery (“ISR”) uranium production, and is currently constructing its first ISR mine in Wyoming. ISR is a mining process that uses a “leaching solution” to extract uranium from sandstone uranium deposits; it is the generally accepted extraction technology used in the Powder River Basin area of Wyoming (ISR comprised 41% of world uranium production in 2010). The Company controls a large strategic land position in the Pumpkin Buttes Uranium Mining District of the central Powder River Basin of Wyoming. Uranerz’ management team has specialized expertise in the ISR uranium mining method, and a record of licensing, constructing, and operating ISR uranium projects. The Company has entered into long-term uranium sales contracts for a portion of its planned production with Exelon and one other of the largest nuclear utilities in the country.

Uranerz Energy Corporation is listed on the NYSE Amex and the Toronto Stock Exchange under the symbol “URZ”, and listed on the Frankfurt Stock Exchange under the symbol “U9E”.

Further Information
For further information, please contact Derek Iwanaka, Manager of Investor Relations at 1-800-689-1659 or by email at investor@uranerz.com. Alternatively, please refer to the Company’s website at www.uranerz.com, review the Company’s filings with the Securities and Exchange Commission at www.sec.gov, or visit the Company’s profile on SEDAR at www.sedar.com.

Forward-looking Statements

This press release contains "forward-looking statements” within the meaning of applicable United States and Canadian securities laws. Forward-looking statements include, but are not limited to, statements with respect to the expected activities pursuant to the processing agreement described in this press release, statements with respect to future construction activities and operations at the Nichols Ranch ISR Uranium Project, and all statements which set out projections or estimates or which are in the future tense, which can be identified by words such as “estimated”, “targeted”, “plans” or “will”. Such forward-looking statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risks and uncertainties outlined in our most recent financial statements and reports and registration statement filed with the United States Securities and Exchange Commission (the “SEC”) (available at www.sec.gov) and with Canadian securities administrators (available at www.sedar.com). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. We do not undertake to update forward-looking statements, except as required by law.